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                                  EXHIBIT (12)

                  THE PROCTER & GAMBLE COMPANY AND SUBSIDIARIES

                Computation of Ratio of Earnings to Fixed Charges

Millions of Dollars
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
                                                                     Years Ended June 30
                                                    ------------------------------------------------------
                                                     1998        1999        2000        2001        2002
                                                    ------      ------      ------      ------      ------
EARNINGS AS DEFINED

  Earnings from operations before income taxes
    after eliminating undistributed earnings
    of equity method investees                      $5,704      $5,866      $5,474      $4,574      $6,442

  Fixed charges                                        639         751         811         872         687
                                                    ------      ------      ------      ------      ------

    TOTAL EARNINGS, AS DEFINED                      $6,343      $6,617      $6,285      $5,446      $7,129
                                                    ======      ======      ======      ======      ======

FIXED CHARGES, AS DEFINED

  Interest expense                                  $  548      $  650      $  792      $  794      $  603
  1/3 of rental expense                                 91         101          89          78          84
                                                    ------      ------      ------      ------      ------

    TOTAL FIXED CHARGES, AS DEFINED                 $  639      $  751      $  881      $  872      $  687
                                                    ======      ======      ======      ======      ======

    RATIO OF EARNINGS TO FIXED CHARGES                 9.9         8.8         7.1         6.2        10.4
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